Exhibit 10.1
Execution Version
AMENDMENT NO. 4 TO AMENDED AND RESTATED CREDIT AGREEMENT
This Amendment No. 4 to Amended and Restated Credit Agreement (this “Agreement”) dated as of August 8, 2023, is among USD Partners LP, a Delaware partnership, as a borrower (the “US Borrower”), USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Colombia, Canada, as a borrower (the “Canadian Borrower”, and together with the US Borrower, the “Borrowers” and each a “Borrower”), the lenders party hereto (the “Lenders”), and Bank of Montreal as administrative agent (in such capacity, the “Administrative Agent”), and the guarantors that are party hereto (the “Guarantors”).
PRELIMINARY STATEMENTS
A.    The Borrowers, the Administrative Agent, and certain other financial parties from time to time thereto have entered into that certain Credit Agreement dated as of November 2, 2018 (as amended by that certain Master Assignment, Assignment of Liens, and Amendment No. 1 to Amended and Restated Credit Agreement dated as of October 29, 2021, Amendment No. 2 to Amended and Restated Credit Agreement dated as of April 6, 2022, Amendment No. 3 to Amended and Restated Credit Agreement dated as of January 31, 2023, and as further amended, restated, modified or supplemented from time to time prior to the date hereof, the “Credit Agreement”).
B.    Reference is made to that certain Letter of Notice of Defaults and Events of Default Under the Credit Agreement, Reservations of Rights of Lenders and Request for Further Assurances dated as of July 17, 2023, by the Administrative Agent to the Borrowers, pursuant to which the Administrative Agent gave notice to the Borrowers that certain Specified Events of Default (as defined below) have occurred and are continuing (the “Notice Letter”).
C.    Reference is made to that certain Project Union: Lender Presentation__(July 2023) (the “Lender Presentation”).
D.    On July 20, 2023, the Borrowers delivered to the Administrative Agent a written response disputing the existence of such Specified Events of Default. The Borrowers continue to dispute the Specified Events of Default.
E.    The Borrowers have requested that the Administrative Agent and the Lenders withdraw or otherwise waive the Specified Events of Default, including refraining from exercising certain of their rights and remedies available to the Lenders with respect thereto.
F.    As set forth herein, the Administrative Agent and the Lenders have agreed to waive temporarily the Specified Events of Default and to forbear from exercising certain rights and remedies that may be available under the Credit Agreement or the other Loan Documents or at law during such period, and effectuate certain waivers and modifications to the Credit Agreement as part of such agreement, all as set forth herein but only on the terms and conditions as specified herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

Section 1.    Definitions. Unless otherwise defined in this Agreement, each capitalized term used in this Agreement has the meaning assigned to such term in the Credit Agreement, and the following terms have the following meanings:
“Administrative Agent’s Professionals” shall mean Mayer Brown, LLP, PA Consulting Group, Inc., and Blake’s, Cassels & Graydon LLP.
“Effective Date” shall have the meaning set forth in Section 8.
“Expiration Date” shall mean October 10, 2023, or such later date as may hereafter be agreed to in writing by and between the Borrowers and Guarantors, on the one hand, and the Administrative Agent and the Required Lenders, on the other.
“Financial Advisor” shall mean Borrowers’ retained outside advisor Lazard.
“Specified Events of Default” shall mean (a) those defaults specified in the Notice Letter, namely the (i) failure of the Borrowers to timely deliver the notices required under Section 6.03 (a) of the Credit Agreement setting forth the occurrence of a Default, (ii) failure of the Borrowers to timely deliver the notices required under Section 6.03 (b) of the Credit Agreement setting forth the occurrence of a Material Adverse Effect, and (iii) Borrowers’ admission in writing of their inability or failure to be able to pay their debts as they become due under Section 8.01(g) of the Credit Agreement, and (b) any Default or Event of Default subject to the waivers set forth in Section 4.
“Subject Properties” shall mean any real and personal property assets owned by West Colton Rail Terminal LLC, a Delaware limited liability company (“West Colton”), related to the West Colton Railway Terminal including that certain Lease dated as of July 17, 2009 by and among West Colton and Union Pacific Railroad (as amended, restated, supplemented or otherwise modified from time to time, the “West Colton Lease Agreement”).
“Temporary Waiver” shall mean the limited waiver of the Specified Events of Default for the period as specified herein, which waiver shall expire and no longer be in effect upon and following the Termination Date.
“Temporary Waiver Period” shall mean the period beginning on the date hereof and ending on the earlier of (a) the Expiration Date or (b) the Termination Date.
“Termination Date” shall mean the earlier of the date on which (a) the Borrowers or any Guarantor shall default in the observance of any agreement contained in Section 5 of this Agreement, or (b) the occurrence of a Default or Event of Default (other than a Specified Event of Default) shall occur, at which time the provisions of Section 2 shall immediately and automatically terminate and shall have no force or effect, or (c) upon the Expiration Date.

Section 2.    Temporary Waiver of Specified Events of Default
(a)    Subject to the terms and conditions hereof, the Administrative Agent and the Lenders hereby agree to a Temporary Waiver, solely during the Temporary Waiver Period, of the Specified Events of Default in accordance with and as set forth in Section 4 below, and, upon the Termination Date, all such Specified Events of Default shall be reinstated or otherwise exist as of the Termination Date, without further written notice from the Administrative Agent or the Lenders. During such Temporary Waiver Period, the Administrative Agent and Lenders shall forbear from the exercise of any and all rights or remedies they may have with respect to, and only with respect to, the Borrowers and the Guarantors under the Credit Agreement, the Loan Documents and applicable law (the “Rights and Remedies”), solely in respect of the Specified Events of Default, following which the Administrative Agent and Lenders will be entitled to exercise any or all of such Rights and Remedies.
(b)    Each of the Borrowers and each Guarantor hereby acknowledges and agrees that, at the end of the Temporary Waiver Period, the provisions of this Section 2 and Section 4 below shall be of no force and effect and the Administrative Agent and the Lenders shall be free, in accordance with the Credit Agreement and the other Loan Documents, to declare the Loans and all other amounts outstanding under the Credit Agreement to be due and payable and to exercise and enforce, or to take steps to exercise and enforce, all other rights, powers, privileges and remedies available to them under the Credit Agreement, any other Loan Document or applicable law on account of the Specified Events of Default (or any other Default or Event of Default that has occurred and is continuing) as if this Agreement had not been entered into by the parties hereto. Nothing contained in this Agreement shall be construed or interpreted or is intended as a waiver of any rights, powers, privileges, defaults or remedies that the Administrative Agent or the Lenders have or may have under the Credit Agreement or any other Loan Document on account of any Event of Default, including Specified Events of Default, except as expressly provided in this Sections 2 and 4.
(c)    For the avoidance of doubt, each of the Borrowers and each Guarantor hereby acknowledges and agrees that, simultaneously with the occurrence of the Termination Date, the Borrowers and Guarantors shall be deemed to withdraw and otherwise waive any dispute, argument against, opposition or defense to the Administrative Agent’s Notice Letter, as well as to the Administrative Agent’s right to exercise of any and all of its available remedies under the Credit Agreement, any other Loan Document, or applicable law arising from or out of the Specified Events of Default.
Section 3.    Amendments to Credit Agreement.
(a)    Section 1.01 of the Credit Agreement is hereby amended by adding the following term below in the appropriate alphabetical order therein:
“Administrative Agent’s Professionals” means Mayer Brown LLP, PA Consulting Group, Inc., and Blake’s, Cassels & Graydon LLP.
(b)    Section 2.05(b)(ii) of the Credit Agreement is hereby amended by amending and restating such section in its entirety to read as follows:
“(ii) Unless otherwise agreed in writing by the Administrative Agent, if any Borrower or any Restricted Subsidiary shall, at any time, Dispose of any Property otherwise permitted by Section 7.05 of the Credit Agreement, the Borrowers shall have such funds wired directly from the Purchaser of such assets (or the Hedge Bank in the event of an unwinding of any Swap Contract) to the Administrative Agent immediately upon receipt by any Borrower or Restricted Subsidiary of the Net Cash Proceeds thereof (but in no event later than 1 day following receipt of such Net Cash Proceeds) to prepay the Loans and L/C Borrowings in an aggregate amount equal to 100% of the Net Cash Proceeds from such Disposition or in such other amount as the Administrative Agent and Required Lenders may decide.”
(c)    Section 11.01(g) of the Credit Agreement is hereby amended and restated to read as follows:
“(g)    other than in a transaction permitted pursuant to Section 7.05, release all or substantially all of the Collateral or subordinate the Liens created by the Security

Instruments on all or substantially all of the Collateral in any transaction or series of related transactions, or subordinate the Obligations to any other Indebtedness for borrowed money without the written consent of each Lender;”
(d)    Section 11.07 of the Credit Agreement is hereby amended by deleting the first paragraph therein and replacing it with the following:
“Section 11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, and instructed to keep such Information confidential, and any advisor of the Administrative Agent, the Lenders, and the L/C Issuers (including the Administrative Agent’s Professionals) shall be bound by the terms of this Section 11.07), (b) to the extent required or requested by, any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (provided that Information shall not be made publicly available or filed on any public docket without the advance written consent of the Borrowers or as requested by any court of competent jurisdiction unless it is filed under seal), (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating either Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the applicable Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower. For purposes of this Section, “Information” means all information received from a Borrower or any Subsidiary, or any agent or advisor of a Borrower or any Subsidiary, relating to the Borrowers or any Subsidiary or any of their respective businesses, or from the Administrative Agent, or any of the Administrative Agent’s Professionals, relating to a Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers, any Subsidiary, or the Administrative Agent; provided that, in the case of information received from the Borrowers or any Subsidiary after the date hereof, such information shall be deemed confidential unless marked “PUBLIC”. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.”
Section 4.    Limited Waivers. At the request of the Borrowers and the Guarantors the Administrative Agent and the Lenders hereby waive on a temporary basis, expiring on the Termination Date, the following Specified Events of Defaults:
(a)    Any failure by the Borrowers to comply with Section 6.03(a) of the Credit Agreement requiring the Borrowers to provide prompt notice of the occurrence of any Default in regards to the Specified Events of Default, which events shall include any occurrence during the Temporary Waiver Period of those events set forth on Schedule I hereto, is hereby waived (and any breach of a representation or warranty related to the Specified Events of Default is hereby similarly waived).
(b)    Any failure by the Borrowers to comply with Section 6.03(b) of the Credit Agreement requiring the Borrowers to provide prompt notice upon the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, is hereby waived (and any related existing breach of a representation or warranty is hereby similarly waived) insofar as, and only insofar as, such failure to provide notice (i) related to the non-renewal of the Cenovus Services Agreement and the Gibson Services Agreement, and (ii) any occurrence during the Temporary Waiver Period of the events set forth on Schedule II hereto (and any existing breach of a representation or warranty related to (i) and (ii) above).
(c)    Any Event of Default pursuant to Section 8.01(g) of the Credit Agreement resulting from the Borrowers’ admission that they would become unable to pay their debts as they generally become due is hereby waived (and any related breach of a representation or warranty is hereby similarly waived), and to the extent any forecasting by the Loan Parties during the Temporary Waiver Period evidences the Borrowers’ inability to pay debts as they come due and owing or insolvency, any Default or Event of Default arising therefrom is waived.
 The Temporary Waiver in this Section 4 is effective only in respect of those Specified Events of Default, and except as expressly set forth in this Agreement, no other waivers, amendments or modifications are intended or made by this Agreement. No failure or delay on the part of the Administrative Agent, or any Lender in exercising any power or right under the Credit Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No waiver or approval by the Administrative Agent or any Lender under this Agreement, the Credit Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to any subsequent transaction or any Default or Event of Default under any Loan Document.

    Notwithstanding any language herein to the contrary, nothing herein is intended to nor shall waive (temporary or otherwise) or otherwise release the Borrowers or Guarantors from any other Event of Default under any Loan Document that is not a Specified Event of Default. Similarly, notwithstanding any language herein to the contrary, nothing herein is intended to nor shall release the Borrowers or Guarantors from any Specified Event of Default, except for such Temporary Waiver as specified herein. Further, any post-default interest payable at the Default Rate resulting from the Specified Events of Default which would otherwise apply, is hereby waived for the Specified Events of Default for the duration of the Temporary Waiver Period, unless (i) a Default or Event of Default other than the Specified Events of Default occurs or has occurred, or, (ii) following the Termination Date, the Administrative Agent elects in its sole discretion (or is otherwise directed by the Required Lenders), to assess post-default interest at the Default Rate in accordance with the Credit Agreement and so notifies the Borrowers.

Section 5.    Agreements.
(a)    Perfection of Lenders’ Collateral Rights in West Colton and Deposit Accounts. The Borrowers shall (i) use best efforts to deliver to the Administrative Agent a Mortgage, Assignment or such other collateral document, in form and substance reasonably satisfactory to the Administrative Agent, to grant the Administrative Agent a security interest in West Colton’s right, title and interest in the Subject Properties and any material leases that constitute or are part of such Subject Properties, that have not otherwise already been pledged to the Administrative Agent, including the West Colton Lease Agreement, and (ii) (a) deliver to the Administrative Agent on or before seven (7) days after the Effective Date, a list of each Borrower’s and its Subsidiaries’ deposit accounts, securities accounts, and commodities accounts maintained by such entity, listing the purpose of such account, the amount currently in such account, and the highest amount in such account during the past 90 days, and (b) the Borrowers shall deliver to the Administrative Agent on or before thirty (30) days after the Effective Date, Control Agreements in form and substance satisfactory to the Administrative Agent for any such account that the Administrative Agent requests that is not already covered by a Control agreement for the benefit of the Administrative Agent; provided, however, no such Control Agreement shall be required in connection with that certain deposit account with account number separately identified to the Administrative Agent prior to the date hereof to which the deposits pursuant to that certain Facilities Connection Agreement dated as of June 4, 2013, by and between USD Terminals Canada ULC (formerly USD Terminals Canada, Inc.), Gibson Energy Infrastructure Partnership (formerly Gibson Energy Partnership) and USD Terminals Canada II ULC, are maintained therein.
(b)    Cessation and Inability to Make Draw Requests/Requests for Credit Extensions. The Borrowers and each of the other Guarantors hereby agrees, notwithstanding anything to the contrary in this Agreement, the Credit Agreement or any other Loan Document, that for the duration of the facility through the loan maturity (including through the date that all Commitments have been terminated and all Obligations have been paid and performed in full), the Borrowers shall not, without the prior written consent of the Administrative Agent, upon approval of the Required Lenders, make a Request for Credit Extension (including, for the avoidance of doubt, a Loan Notice requesting a conversion of a Loan to another Type).
(c)    13 Week Rolling Cash Flow. The Borrowers shall furnish, or cause to be furnished on or before the Effective Date to the Administrative Agent and the Lenders and on or before Wednesday of each week thereafter, a thirteen week rolling cash flow forecast which shall detail all sources and uses of cash on a weekly basis and which shall report any variances from the prior report. Each thirteen week rolling cash flow forecast shall be in form consistent with that provided to the Administrative Agent prior to the Effective Date, and shall be based on information that is true, accurate, and current in all material respects.
(d)    AP and Cash Balance Reporting. The Borrowers shall deliver on or before the Effective Date to the Administrative Agent and the Lenders, the Loan Parties’ cash balance as of such date, and commencing the first full calendar week after the Effective Date, the Borrowers shall furnish, or cause to be furnished, to the Administrative Agent and the Lenders, on or before Wednesday of each week, a report of the Borrowers’ outstanding accounts payable aging and accounts receivable aging and bank cash balance as of the end of the prior week. Each accounts payable report shall be in form reasonably acceptable to the Administrative Agent, and shall be based on information that is true, accurate, and current in all material respects.
(e)    CapEx Reporting. Commencing the first full calendar week after the Effective Date, the Borrowers shall furnish, or cause to be furnished, to the Administrative Agent and the Lenders, on or before Wednesday of each week, a report of the Borrowers’ capital expenditures as of the end of the prior week, and any proposed capital expenditures for the upcoming week. Each capital expenditures report shall be in form reasonably acceptable to the Administrative Agent, and shall be based on information that is true, accurate and current in all material respects.
(f)    Sales and Marketing Materials. Commencing the first full calendar week after the Effective Date, the Borrowers shall furnish, or cause to be furnished to the Administrative Agent (and the Administrative Agent’s Professionals) in full detail, who may provide summary (on a no-name’s basis) to the Lenders, on or before Wednesday of each week, a written summary of the Borrowers’ ongoing sale processes of the Loan Parties’ assets, including but not limited to, parties contacted, Confidential Information Memorandum, Non Disclosure Agreements requested, Non Disclosure Agreements executed, and parties who have indicated that they are not interested in the Loan Parties’ assets, all other distributed offering memoranda and other marketing materials to prospective purchasers (and such materials shall be in form and substance reasonably satisfactory to the Administrative Agent).
(g)    Weekly Calls, Monthly Calls. Commencing the first full calendar week after the Effective Date, the Borrowers shall participate in a weekly phone call on Wednesday of each week with the Administrative Agent, Mayer Brown LLP, the Financial Advisor, and PA Consulting Group, Inc., and, at the Borrowers’ election, any of the Borrowers’ advisors, to discuss the weekly information conveyed to the Administrative Agent and the Lenders under Section 5(c) – 5(f) above. Borrowers shall also participate in a monthly phone call on the second Thursday of each month with the Administrative Agent and the Lenders for updates and questions and answers for the benefit of the bank group.
(h)    Production of Inbound/Outbound Purchase Information. Commencing the first full calendar week after the Effective Date, the Borrowers shall provide to the Administrative Agent and the Administrative Agent’s Professionals (i) all drafts or executed Indication of Interests, Letters of Intent, Asset Purchase Agreements or other offers to purchase any Loan Parties assets (including any equity interest in any Loan Party other than the US Borrower) received by the Borrowers in the prior twelve (12) month period, and access to any data rooms other marketing materials in connection therewith, (ii) any appraisals, asset valuations, estimates or similar analysis completed on the assets of the Loan Parties (or the equity in any Loan Party other than the US Borrower) in the prior twenty-four (24) month period, or (iii) other information that may be shared or delivered to prospective purchasers or interested parties (which shall not include information that is not made available to all prospective purchasers for any particular asset unless such information is reasonably requested by the Administrative Agent’s Professionals).
(i)    Cooperation on Provision of Borrowers Materials. Commencing as of the date hereof, the Borrowers shall provide to the Administrative Agent (and the Administrative Agent’s Professionals) (i) reasonable materials to assist with the performance of due diligence on the Loan Parties including but not limited to, customer contracts, intercompany agreement(s), sale process data room access, all marketing materials, confidential investment memoranda, G&A detail including the allocation thereof among the Borrower, the Loan Parties, their respective Subsidiaries and their Affiliates, detail of cash transfers, monthly intercompany transfer and balances report(s)organizational charts, financial models and excel files utilized to produce the 13-week cash flow forecast and long term forecast, supporting detail, and such other information as may be reasonably requested from time to time by Administrative Agent’s Professionals, and (ii) reasonable access to the Loan Parties’ personnel for question and answer sessions.
(j)    Early Termination Payments. To the extent the Borrowers or any other Guarantor receives any payments (including any settlement payments) or proceeds from the early termination or wind down of any Hedge Transaction, such Borrower or Guarantor shall immediately, and in no event later than one (1) Business Day, turn over or pay such proceeds to the Administrative Agent for the benefit of the Lenders, to be applied to the principal repayment of the outstanding Loans.

Nothing herein is otherwise intended to impact the application of proceeds received by a Lender as addressed in Section 2.13 of the Credit Agreement.
(k)    Limitations on Capital Expenditures. The Borrowers and each of the Guarantors hereby agrees, notwithstanding anything to the contrary in this Agreement, the Credit Agreement or any other Loan Document, that until all Commitments have been terminated and all Obligations have been paid and performed in full, such Person shall not, and shall not permit any other Loan Party to, without the prior written consent of the Administrative Agent, make or incur capital expenditures, other than those that were incurred for work performed prior to the Effective Date and only up to an amount, in the aggregate, not to exceed $500,000.00, not otherwise related to maintenance of its properties and equipment.
(l)    Asset Disposition and Turnover of Proceeds. The Borrowers and each Guarantor hereby agrees, notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, that commencing on the Effective Date, it shall not without the written consent of the Administrative Agent and the Required Lenders, make any Disposition otherwise permitted under Section 7.05 of the Credit Agreement other than for the Dispositions set forth on Schedule III hereto. Notwithstanding anything to the contrary contained in the Credit Agreement, the Borrowers and the Guarantors agree that all Net Cash Proceeds(or such other amount as the Administrative Agent and Required Lenders may decide) shall be immediately paid over to the Administrative Agent to be applied to repayment of the Loans.
(m)    Collateral. The Borrowers and each Guarantor hereby agrees, notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, that commencing on the Effective Date, only Loan Parties may acquire, hold or maintain the Collateral, and they can only Dispose of the Collateral pursuant to the terms of Section 5(l) of this Agreement.
(n)    Limitations on Restricted Payments. The Borrowers and each Guarantor hereby agrees, notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, that commencing on the Effective Date, no Loan Party shall, without the prior written consent of the Administrative Agent and the Required Lenders, make any Restricted Payment otherwise permitted pursuant to the terms of Section 7.06 of the Credit Agreement, except that the Guarantors may make (directly or indirectly) Restricted Payments to the Borrower.
(o)    Limitations on Indebtedness. The Borrowers and each Guarantor hereby agrees, notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, that commencing on the Effective Date, no Loan Party shall, without the prior written consent of the Administrative Agent and the Required Lenders, incur, assume or suffer to exist any Indebtedness other than for the Indebtedness set forth on Schedule IV hereto and such other Indebtedness already in existence on the date hereof.
(p)    Limitations on Investments. The Borrowers and each Guarantor hereby agrees, notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, that commencing on the Effective Date, no Loan Party shall, without the prior written consent of the Administrative Agent and the Required Lenders, make any Investment that would otherwise be permitted under Section 7.03 of the Credit Agreement, other than for the Investments set forth on Schedule V hereto and such other Investments already in existence on the date hereof.
(q)    Borrower’s Financial Advisor. The Borrowers and the Guarantors shall not at any time interfere with the performance of their Financial Advisor’s duties and shall not terminate the Financial Advisor unless concurrently therewith the Borrowers retain another Person acceptable to the Administrative Agent and the Lenders as the successor Financial Advisor on terms and conditions acceptable to the Administrative Agent and the Lenders. On a weekly basis, the Financial Advisor shall provide written updates to the Administrative Agent and the Lenders regarding the then-current status of any discussions with respect to any potential transactions. As reasonably requested by the Administrative Agent and the Lenders, the Financial Advisor and other representatives of management shall confer (over video or telephonic conference) with the Administrative Agent and the Lenders to discuss, among other things, the financial affairs and operations of the Borrowers and the Guarantors. The Borrowers agree that the Administrative Agent and the Lenders shall have reasonable direct access to the Financial Advisor.
(r)    Reasonable Cooperation and Payment of the Administrative Agent’s Professionals. The Borrowers and the Guarantors shall promptly pay or reimburse, for the benefit of the Administrative Agent and the Lenders, all reasonable and documented fees and out-of-pocket expenses incurred in connection with the retention of the Administrative Agent’s Professionals including the payment of their required retainers set forth herein. Specifically, the Borrowers and each Guarantor hereby agrees to pay, on or before the Effective Date to Mayer Brown LLP and PA Consulting Group, Inc., their respective retainers of $200,000 to each such firm, and to pay directly to each such professional firm, reasonably promptly upon receipt of a monthly summary invoice describing the tasks and timekeepers performing services that month, the reasonable fees and costs actually incurred by each such firm. Upon conclusion of the engagement of such Administrative Agent’s Professional with the Administrative Agent hereunder, such professional, to the extent applicable, shall apply their retainer against the last invoice in respect of such engagement and return such excess funds from the retainer to either the Administrative Agent (for application against any outstanding Loans) or, if no loans are outstanding, to the Borrower
(s)    Third Quarter 2023 Compliance Certificate. The Parties acknowledge and agree that the Compliance Certificate for the fiscal quarter ending September 30, 2023, including with respect to testing compliance with the Consolidated Interest Coverage Ratio for the fiscal quarter ending September 30, 2023 required by Section 7.11(a) of the Credit Agreement and with the Consolidated Leverage Ratio for the fiscal quarter ending September 30, 2023 required by Section 7.11(b) of the Credit Agreement, shall be delivered by the US Borrower in the ordinary course of business pursuant to the terms of the Credit Agreement, but in any event, the Administrative Agent and Lenders agree, shall not be delivered prior to October 10, 2023.
    For purposes of the Credit Agreement, the agreements of the Borrowers, and the Guarantors contained in Section 5 of this Agreement shall be deemed to be, and shall be, agreements under the Credit Agreement. For the avoidance of doubt, the agreements set forth in Section 5 shall remain in place and the obligations thereunder continue beyond the Expiration Date. Any breach on the part of the Borrowers, or any Guarantor in respect of any agreement contained in this Agreement shall constitute an Event of Default.
For avoidance of doubt, any information provided hereunder, regardless of whether received from Borrower’s professionals or delivered directly to Administrative Agent’s Professionals, is and shall be subject to, and treated in accordance with, the provisions of Section 11.07 of the Credit Agreement regarding Confidentiality as if such materials were provided directly to the Lenders themselves.
Section 6.    Ratification. The Borrowers and each Guarantor hereby ratifies and confirms all of the Obligations under the Credit Agreement (as amended, modified or waived hereby) and the other Loan Documents, and, in particular, affirms that the terms of the Security Documents secure, and will continue to secure, all Obligations, after giving effect to this Agreement. Each Guarantor hereby (a) consents to the transactions contemplated hereby and (b) acknowledges and agrees that the Guaranty is, and shall remain, in full force and effect after giving effect to this Agreement and all other prior modifications to the Credit Agreement.
Section 7.    Confirmation of Indebtedness. Each of the Borrowers and the Guarantors hereby confirms and acknowledges that, as of the date hereof, (i) the Borrowers are indebted to the Lenders, without defense, counterclaim or offset of any kind, (ii) the Borrowers are liable to the Lenders in respect of Loans made under the Credit Agreement in the aggregate principal amount of $195,900,256.28, plus accrued and unpaid interest, fees and other costs, and (iii) each Guarantor is contingently liable to the Lenders in respect of such amounts.
Section 8.    Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent (the first date of satisfaction of all such conditions herein, the “Effective Date”):
(a)    The Administrative Agent shall have received duly executed counterparts of this Agreement from the Borrowers, the Guarantors, the Administrative Agent, and the Required Lenders.
(b)    Each of the Borrowers and the Guarantors shall have confirmed and acknowledged to the Administrative Agent and the Lenders, that by its execution and delivery of this Agreement that they do hereby confirm and acknowledge to the Administrative Agent and the Lenders, that (i) the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on its part; (ii) the Credit Agreement and each other Loan Document to which it is a party constitute valid and legally binding agreements enforceable against it, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity, (iii) after giving effect to this Agreement, the representations and warranties by the Borrowers or the Guarantors as applicable, contained in the Credit Agreement and in the other Loan Documents, to which it is a party, are true and correct on and as of the date hereof in all material respects as though made as of the date hereof, and (iii) no Default or Event of Default (other than the Specified Events of Default) exists under the Credit Agreement or any of the other Loan Documents after giving effect to this Agreement; and
(c)    The Borrowers shall have paid (i) all reasonable and documented fees and out-of-pocket expenses incurred by the Administrative Agent (ii) all reasonable and documented fees, and out-of-pocket charges and disbursements of Mayer Brown LLP, counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent), and (iii) all reasonable and documented fees, out-of-pocket charges and disbursements incurred by any Lender in connection with this Agreement.
Section 9.    Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAW, EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Section 10.    Miscellaneous. (a) On and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import, referring to the Credit Agreement, and each reference in each other Loan Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended or otherwise modified by this Agreement; (b) the execution and delivery of this Agreement shall not, except as expressly provided herein, operate as a waiver of any default of the Borrowers or any other Guarantor, or any right, power or remedy of the Administrative Agent or the Lenders under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents; (c) this Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; and (d) delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 11.    Release. The Borrowers and the Guarantors, on behalf of themselves and each of their respective successors, legal representatives and assigns, as well as any other party claiming by, through or under each such entity (each a “Releasing Party” and collectively, the “Releasing Parties”) hereby release, waive, forever relinquish and agree to hold harmless from and against any and all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, liquidated or unliquidated, contingent or certain, and asserted or unasserted, which any of the Releasing Parties have, had, or may have or might assert from the beginning of time up through and including the date of execution of this Agreement against the Administrative Agent, the Lenders and/or their respective parents, affiliates, participants, officers, directors, employees, agents, attorneys, accountants, representatives, consultants, successors and assigns, directly or indirectly, which occurred, existed, was taken, permitted or begun at any time prior to and up to the execution of this Agreement, arising out of, based upon, or in any manner connected with (i) any transaction, event, circumstance, action, failure to act or occurrence of any sort of type, whether known or unknown, including without limitation any and all such claims arising out of or related, in any respect, to the Credit Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby, or (iii) any matter related to, in any respect, the foregoing, in each case, prior to the execution of this Agreement.
Section 12.    Reservation of Rights. Notwithstanding anything contained in this Agreement to the contrary, the Borrowers and the Guarantors acknowledge that the Administrative Agent and the Lenders do not waive, and expressly reserve, the right to exercise, at any time during the Temporary Waiver Period, any and all of their rights and remedies under (a) the Credit Agreement, any other Loan Document and applicable law in respect of the Specified Events of Default against any Person other than the Borrowers or the Guarantors and (b) the Credit Agreement (as amended by this Agreement), any other Loan Document and applicable law, in each case, in respect of any Default or Event of Default other than the Specified Events of Default.
Section 13.    Severability. Any provisions of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provisions so held to be invalid.
Section 14.    Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the Administrative Agent, the Lenders, the Borrowers and the Guarantors and their respective successors and assigns.
Section 15.    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.
Section 16.    Headings. The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
Section 17.    Final Agreement. THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its officer(s) thereunto duly authorized as of the date first above written.
BORROWERS AND GUARANTORS:

USD PARTNERS LP

By: USD PARTNERS GP LLC, its general partner

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Executive Vice President and Chief Financial Officer

USD TERMINALS CANADA ULC

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Senior Vice President and Chief Financial Officer

USD LOGISTICS OPERATIONS GP LLC

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Executive Vice President and Chief Financial Officer

USD LOGISTICS OPERATIONS LP

By: USD LOGISTICS OPERATIONS GP LLC, its general partner

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Executive Vice President and Chief Financial Officer

WEST COLTON RAIL TERMINAL LLC

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Executive Vice President and Chief Financial Officer

USD TERMINALS LLC

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title    Executive Vice President and Chief Financial Officer

USD RAIL LP

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Executive Vice President and Chief Financial Officer

USD RAIL CANADA ULC

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Senior Vice President and Chief Financial Officer

USD TERMINALS CANADA II ULC

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Senior Vice President and Chief Financial Officer

USD TERMINALS CANADA III ULC

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Senior Vice President and Chief Financial Officer

USDP FINANCE CORP.

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Chief Financial Officer

STROUD CRUDE TERMINAL LLC

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Senior Vice President and Chief Financial Officer

SCT PIPELINE LLC

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Senior Vice President and Chief Financial Officer

USDP CCR LLC

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Senior Vice President and Chief Financial Officer

USD TERMINALS LLC (as successor to USD Terminals International S.a.r.l.)

By: /s/ Adam Altsuler
Name:    Adam Altsuler
Title:    Executive Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:

BANK OF MONTREAL,
as Administrative Agent, L/C Issuer, Swing Line Lender, and a Lender

By: /s/ Radhika Kapur
Name:    Radhika Kapur
Title:    Director

LENDERS:

U.S. BANK NATIONAL ASSOCIATION,
as L/C Issuer and a Lender

By:
Name:    /s/ Sid Lamba
Title:    Vice President

CITIBANK, N.A.,
as L/C Issuer and a Lender

By: /s/ Gabe Juarez
Name:    Gabe Juarez
Title:    Vice President

FIRST HORIZON BANK,
as a Lender

By: /s/ William Machmer
Name:    William Machmer
Title:    Senior Vice President

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ Keshia Leday
Name:    Keshia Leday
Title:    Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By: /s/ Valery Amourous
Name:    Valery Amourous
Title:    Director

MUFG BANK, LTD.,
as a Lender

By: /s/ David Helffrich
Name:    David Helffrich
Title:    Director

Schedule I

Notices of Default

N/A

Schedule II

Notices of Material Adverse Effect

1.    Any Material Adverse Effect resulting from the de-listing of the units or other equity interests in the US Borrower on the New York Stock Exchange, or from any restrictions or limitations on trading, purchasing, selling, or transferring the units or other equity interests in the US Borrower.

2.    Any Material Adverse Effect resulting from any change in the listing price for the units or other equity interests in the US Borrower, or from any change in the market capitalization of the US Borrower.

3.    Any Material Adverse Effect resulting from the expiration or non-renewal of any customer agreements at the Stroud Terminal.

Schedule III

Dispositions

1.    Section 7.05(a) – Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business in an aggregate amount not to exceed $25,000.

2.    Section 7.05(b) – Ordinary-course-of-business Dispositions for any of the following categories so long as such Dispositions do not interfere with the ordinary conduct of the business of the Borrowers or the Restricted Subsidiaries and do not detract from the value or the use of the property which they affect, and would not have a material adverse effect in any manner on the Lenders or the Collateral (and for each of clause (a)(i) – (a)(iii) below, so long as such amounts individually and in the aggregate do not exceed $25,000 at any one time outstanding without the Administrative Agent’s consent): (a) (i) inventory; (ii) overdue accounts receivable in connection with the compromise or collection thereof (and not in connection with any financing transaction); and (iii) leases, subleases, rights of way, easements, licenses, and sublicenses, and (b) Cash Equivalents, provided that proceeds of any Dispositions of Cash Equivalents shall be deposited in deposit accounts subject to a control agreement in favor of the Administrative Agent.

3.    Section 7.05(d) – Dispositions of Cash Equivalents between or amongst the Loan Parties, or Dispositions among USD Terminals Canada ULC and USD Terminals Canada II ULC.

Schedule IV

Indebtedness

1.    Section 7.02(a) – Obligations (contingent or otherwise) existing or arising under any Swap Contract permitted pursuant to Section 7.15 of the Credit Agreement.

2.    Section 7.02(b) – Indebtedness of the Canadian Borrower to the US Borrower in the aggregate amount not to exceed 30,000,000 Canadian dollars pursuant to that certain Revolving Promissory Note dated as of August 31, 2016.

3.    Section 7.02(b) – Intercompany payables and receivables in the ordinary course of business of a Loan Party owed to another Loan Party.

4.    Section 7.02(c) – Indebtedness under the Loan Documents.

Schedule V

Investments

1.    Section 7.03(a) – Investments held by the Borrowers and the Restricted Subsidiaries in the form of Cash Equivalents to the extent held within certain specified accounts that have been separately disclosed to the Administrative Agent on or prior to the Effective Date and that have control agreements in place that are in favor of the Administrative Agent; provided that Cash Equivalents may be transferred in the ordinary course of business to that certain deposit account (the “Joint Account”) to which the deposits pursuant to that certain Facilities Connection Agreement (the “Facilities Connection Agreement”) dated as of June 4, 2013, by and between USD Terminals Canada ULC (formerly USD Terminals Canada, Inc.), Gibson Energy Infrastructure Partnership (formerly Gibson Energy Partnership) and USD Terminals Canada II ULC, are maintained therein, provided further that any transfer of funds out of such Joint Account that are attributable to the Canadian Borrower’s portion of its revenue under such Facilities Agreement shall be deposited in an account that has a control agreement in place in favor of the Administrative Agent.

2.    Section 7.03(b) – Advances to officers, directors and employees of the Borrowers and the Restricted Subsidiaries in an aggregate amount not to exceed $15,000 at any time outstanding or $125,000 in any monthly period, to be used for travel, entertainment, meals and out-of-pocket expenses, in each case, in the ordinary course of business.

3.    Section 7.03(c) – Intercompany payables and receivables in the ordinary course of business of a Loan Party owed to another Loan Party.

4.    To the extent constituting an Investment, Dispositions permitted under Section 2 of Schedule III hereof.

5.    Investments in USD Group LLC, a Delaware limited liability company, or any affiliate thereof, in an aggregate amount not to exceed $750,000 per month for amounts paid pursuant to that certain Omnibus Agreement for general and administrative and similar expenses.

6.    Section 7.03(d) – Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors; provided such extensions of credit shall not be extended to USD Group LLC or related parties (that are not Loan Parties) outside the ordinary course of business.

7.    Section 7.03(e) – Guarantees existing on the date hereof permitted by Section 7.02 of the Credit Agreement.

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